Exhibit 10.16(I)

[Yahoo! Inc. Letterhead]

            , 2011

Carol Bartz

Re:	Letter Amendment to 2010 Time-Based Award Agreements

Dear                     :

Reference is made to the Stock Option Agreement (the “Option Agreement”) and the Restricted Stock Unit Award Agreement (the “RSU Agreement”), each dated February 25, 2010, between you and Yahoo! Inc. (the “Company”). The purpose of this letter agreement is to amend each of the Option Agreement and the RSU Agreement, effective immediately, as set forth below.

Section 9 of the Option Agreement is hereby amended and restated to read in its entirety as follows:

“9. Termination Without Cause, Good Reason Termination, Certain Other Terminations. Notwithstanding the provisions of Section 6 above, in the event of termination of the Optionee’s Continuous Status as an Employee or Consultant as a result of a termination by the Company without Cause, a termination by the Optionee with Good Reason or any termination at or after Expiration other than a termination by the Company for Cause (a “Qualifying Termination”), this Option will vest to the extent necessary to cause the aggregate number of Shares subject to this Option that are vested and exercisable (including any Shares previously acquired on exercise of the Option) to equal the total number of Shares multiplied by a fraction (not greater than 1), the numerator of which is the number of full months the Optionee was employed following the Vesting Commencement Date through the date of termination of the Optionee’s Continuous Status as an Employee or Consultant, and the denominator of which is forty-eight (48) (the “Pro-Rata Portion”); provided, however, in the event that such Qualifying Termination is a termination by the Company without Cause (other than a termination during the period of twelve (12) months following a Change in Control), this Option will be vested as of the date of such termination with respect to the greater of (i) the Pro-Rata Portion or (ii) the portion of this Option that was vested as of the date of such termination plus any portion of this Option that was scheduled to vest within six (6) months after the date of such termination pursuant to the original vesting schedule of this Option. The Optionee may, but only within twelve (12) months from the date of termination of the Optionee’s Continuous Status as an Employee or Consultant as a result of a Qualifying Termination (but in no event later than the date of expiration of the term of this Option as set forth in Section 13 below), exercise this Option to the extent otherwise so entitled at the date of such termination. To the extent that the Optionee was not entitled to exercise this Option at the date of termination (after giving effect to any accelerated vesting pursuant to this Section 9), or if the Optionee does not exercise such Option (to the extent otherwise so entitled) within the time specified in this Agreement, this Option shall terminate. For purposes of this Agreement, “Cause,” “Good Reason” and “Expiration” shall have the same meanings as in the Employment Agreement.”

Section 2(e)(i) of the RSU Agreement is hereby amended and restated to read in its entirety as follows:

“(i) If the Grantee’s employment or service with the Company, Parent or any Subsidiary is terminated (A) as a result of the Grantee’s death or Disability, (B) by the Company, Parent or any Subsidiary without Cause, (C) by the Grantee with Good Reason or (D) for any reason at or after Expiration other than a termination by the Company for Cause, the Restricted Stock Units subject to the Award shall vest and become non-forfeitable to the extent necessary to cause the aggregate number of Restricted Stock Units subject to the Award that are vested and non-forfeitable (including any Restricted Stock Units previously paid pursuant to Section 2(d)) to equal the total number of Restricted Stock Units subject to the Award multiplied by a fraction (not greater than 1), the numerator of which is the number of full months the Grantee was employed or rendering services following the Date of Grant through the date of the Grantee’s termination, and the denominator of which is forty-eight (48) (the “Pro-Rata Portion”); provided, however, in the event that such a termination of Grantee’s employment or service is a termination by the Company, Parent or any Subsidiary without Cause (other than a termination during the period of twelve (12) months following a Change in Control (as defined below)), the Award will be vested as of the date of such termination with respect to the greater of (i) the Pro-Rata Portion or (ii) the portion of the Award that was vested as of the date of such termination plus any portion of the Award that was scheduled to vest within six (6) months after the date of such termination pursuant to the original vesting schedule of the Award.”

This letter agreement does not modify any other terms of the Option Agreement or the RSU Agreement except as expressly set forth above. For avoidance of doubt, this letter agreement does not apply to any awards subject to time-based vesting requirements granted in any year other than 2010 or to any awards subject to performance-based vesting requirements.

If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign the enclosed copy of this letter and return it to me.

Sincerely,

Yahoo! Inc.
[NAME, TITLE]

Acknowledged and Agreed:

By:
Carol Bartz